Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS PROVIDES SECOND QUARTER 2011

BUSINESS UPDATE

TOANO, Va. July 7, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today provided a business update for the second quarter ended June 30, 2011, and updated its outlook for 2011.

Net sales in the second quarter of 2011 are expected to increase approximately 4.0% to $175.5 million, from $168.7 million in the second quarter of 2010. At comparable stores, net sales are expected to decrease approximately 8.0% for the quarter, in comparison to an increase of 5.5% for the second quarter of the prior year. Net sales at non-comparable stores are expected to increase $20.1 million over the prior year period as the Company opened 11 new stores during the second quarter, and has opened 27 new stores in the first half of 2011.

The Company now anticipates second quarter 2011 earnings per diluted share will be in the range of $0.18 to $0.20, compared to earnings per diluted share of $0.32 in the second quarter of the prior year. In addition to the weaker than expected net sales, gross margin during the quarter was adversely impacted by greater promotional sales and higher transportation costs. Further, certain expenses as a percentage of net sales were higher than anticipated.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “Our second quarter net sales were weaker than expected as we believe value-conscious consumers became more price sensitive and cautious in their discretionary spending. We had not anticipated the rapid softening in customer demand given the improved sales trends at the end of the first quarter. The pressures challenging large-ticket purchasing decisions may continue to be volatile into the second half of the year, potentially resulting in continued consumer caution. However, certain internal demand indicators such as catalog and sample requests remain positive in comparison to 2010, and we believe our store operations are more focused on, and more capable than ever of, converting early demand to open orders and ultimately invoiced sales.”

Company Outlook

Based on year-to-date results and current trends reflecting significant demand uncertainty, the Company has updated its outlook for fiscal 2011 and now expects the following:

•	Net sales for the full year in the range of $670 million to $700 million, from a previous range of $700 million to $730 million, with:

•	Third quarter net sales in the range of $165 million to $180 million, and

•	Fourth quarter net sales in the range of $170 million to $185 million.

•	Comparable store net sales for the full year decreasing in the low single digits with:

•	Third quarter comparable store net sales ranging from a decrease of 1% to an increase of 8%, and

•	Fourth quarter comparable store net sales ranging from a decrease of 3% to an increase of 6%.

•	The opening of 13 to 17 new store locations in the second half of the year, for a total of 40 to 44 new store locations in 2011, narrowing a previous range of 40 to 50 new store locations.

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Earnings per diluted share for the full year 2011 in the range of approximately $1.00 to $1.15, from a previous range of $1.13 to $1.28, each based on a diluted share count of approximately 28.5 million shares, with:

•	Third quarter earnings per diluted share in the range of $0.21 to $0.31, and

•	Fourth quarter earnings per diluted share in the range of $0.39 to $0.44.

Mr. Griffiths concluded, “As we look forward, we remain confident in the long-term strength of our business model and believe that our value proposition will allow us to gain further share in the fragmented wood flooring market. Our new stores continue to exceed our plans, and we expect that the long-term investment we have made in our team and our systems will enable us to expand operating margin in the second half of 2011 and beyond.”

Today’s Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on July 7, 2011, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through July 14, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 374754. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

Full Second Quarter Results Conference Call and Webcast Information

The Company plans to release its full second quarter results on Tuesday, July 26, 2011. The Company plans to host a conference call and audio webcast on July 26, 2011, at 10:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through August 2, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 374756. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 250 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: (757) 566-7512